Exhibit 99.1

SAUL CENTERS, INC.

7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522

(301) 986-6200

Saul Centers, Inc. Reports

Third Quarter 2011 Earnings

November 2, 2011, Bethesda, MD.

Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust (REIT), announced its operating results for the quarter ended September 30, 2011. Total revenue for the three months ended September 30, 2011 (“2011 Quarter”) increased 8.4% to $42,878,000 compared to $39,551,000 for the three months ended September 30, 2010 (“2010 Quarter”). Operating income, which is net income available to common stockholders before income attributable to noncontrolling interests and preferred stock dividends, decreased 16.8% to $8,656,000 for the 2011 Quarter compared to $10,411,000 for the 2010 Quarter. Net income available to common stockholders was $1,719,000, or $0.09 per diluted share, for the 2011 Quarter compared to $9,046,000, or $0.49 per diluted share, for the 2010 Quarter.

On September 23, 2011, the Company acquired three Giant Food-anchored neighborhood shopping centers, located in the metropolitan Washington DC / Baltimore area, totaling 635,000 square feet of leasable area. The shopping centers were purchased for an aggregate price of $168,500,000 plus acquisition costs of approximately $2,439,000. Because the properties were acquired just prior to the end of the quarter, their impact on revenue and operating income for the quarter is negligible, however, the acquisition costs were immediately expensed and adversely impacted net income available to common stockholders for the quarter.

Operating income for the 2011 Quarter decreased due to Clarendon Center, portions of which continue to be in their initial lease-up period, because interest and depreciation expense exceeded property operating income by approximately $1,351,000. The Company’s operating income also declined due to a $1,303,000 decrease in same property operating income, offset in part by the $540,000 addition to operating income generated by properties acquired during 2010 and 2011. The decrease in net income available to common stockholders for the 2011 Quarter was primarily caused by (1) a $3,591,000 gain on sale of real estate and $1,700,000 gain on casualty settlement, both of which occurred in the 2010 Quarter, (2) $2,439,000 of property acquisition costs described above and, (3) a $1,755,000 decline in operating income, all of which were partially offset by a $2,176,000 decrease in income attributable to noncontrolling interests.

www.SaulCenters.com

Same property revenue decreased 3.2% for the 2011 Quarter and same property operating income decreased 4.4%. The same property comparisons exclude the operating results of properties not in operation for each of the comparable reporting quarters. For the shopping center portfolio, same property operating income decreased 3.6% due primarily to reduced base rent and increased provision for credit losses resulting primarily from two anchor tenant bankruptcies and, to a lesser extent, vacancies at several core shopping centers. For the mixed-use portfolio, same property operating income decreased 7.3%, primarily due to a decrease in occupancy that occurred in the latter part of 2010 and the first quarter of 2011.

For the nine months ended September 30, 2011 (“2011 Period”), total revenue increased 3.4% to $127,390,000 compared to $123,251,000 for the nine months ended September 30, 2010 (“2010 Period”), and operating income decreased 25.4% to $25,168,000 compared to $33,769,000 for the 2010 Period. Net income available to common stockholders was $7,856,000, or $0.42 per diluted share, for the 2011 Period, compared to $17,702,000, or $0.97 per diluted share, for the 2010 Period. Same property revenue decreased 6.3% and same property operating income decreased 6.7%. For the shopping center portfolio, same property operating income decreased 4.6%, primarily due to the collection in the prior year of $1,939,000 of rents and other past due charges from a former anchor tenant. Excluding the one-time revenue, shopping center same property operating income decreased 1.9%, due to reduced base rent and increased provision for credit losses resulting primarily from the two tenant bankruptcies and, to a lesser extent, increased vacancies at several core shopping centers. For the mixed-use portfolio, same property operating income decreased 14.2% for the 2011 Period, primarily due to decreased occupancy.

As of September 30, 2011, 89.7% of the commercial portfolio was leased (all properties except the apartments at Clarendon Center), compared to 92.0% at September 30, 2010. On a same property basis, 89.2% of the commercial portfolio was leased, compared to the prior year level of 92.0%. The Clarendon Center apartments were 100% leased at September 30, 2011. The 2011 commercial leasing percentages were impacted by a net decrease of approximately 233,000 square feet of leased space, of which approximately 70,000 square feet was caused by the SuperFresh and Borders Books bankruptcies, 48,000 square feet resulted from the early lease termination of a local grocer and 75,000 square feet was an increase in office vacancies in the mixed-use properties.

Funds from operations (FFO) available to common shareholders (after deducting preferred stock dividends) decreased 20.4% to $10,727,000 in the 2011 Quarter compared to $13,488,000 in the 2010 Quarter. On a diluted per share basis, FFO available to common shareholders decreased 22.8% to $0.44 per share for the 2011 Quarter compared to $0.57 per share for the 2010 Quarter.

www.SaulCenters.com

FFO, a widely accepted non-GAAP financial measure of operating performance for REITs, is defined as net income plus real estate depreciation and amortization, and excluding gains and losses from property dispositions and extraordinary items. FFO decreased in the 2011 Quarter primarily due to property acquisition costs ($2,439,000 or $0.10 per diluted share). Clarendon Center operations adversely impacted FFO by $127,000 during the 2011 Quarter because (a) interest expense capitalized decreased and the construction loan was replaced with higher rate permanent financing during March 2011, causing an increase in interest expense ($2,513,000 or $0.10 per diluted share) which was partially offset by (b) property operating income ($2,386,000 or $0.10 per diluted share).

FFO available to common shareholders for the 2011 Period decreased 9.9% to $35,234,000 from $39,120,000 during the 2010 Period. Per share FFO available to common shareholders for the 2011 Period decreased 12.1% to $1.45 per diluted share from $1.65 per diluted share for the 2010 Period. FFO decreased in the 2011 Period primarily due to (1) reduced occupancy in the same property mixed-use portfolio ($2,841,000 or $0.12 per diluted share), (2) property acquisition costs ($2,513,000 or $0.10 per diluted share), (3) prior year collection of rents and other past due charges from a former anchor tenant ($1,939,000 or $0.08 per diluted share), (4) non-cash expense caused by the decrease in fair value of interest rate swaps ($1,374,000 or $0.06 per diluted share) and (5) the adverse impact of the commencement of operations at Clarendon Center ($744,000 or $0.03 per diluted share) caused by a $5,970,000 increase in interest expense, net of amounts capitalized, in excess of $5,226,000 of property operating income, the combined impact of which were partially offset by (1) the prior year expense associated with the Thruway refinancing ($4,479,000 or $0.18 per diluted share) and (2) the prior year net expense associated with snow removal ($1,200,000 or $0.05 per diluted share).

Saul Centers is a self-managed, self-administered equity REIT headquartered in Bethesda, Maryland. Saul Centers currently operates and manages a real estate portfolio of 58 community and neighborhood shopping center and mixed-use properties totaling approximately 9.6 million square feet of leasable area. Over 85% of the Company’s property operating income is generated from properties in the metropolitan Washington, DC/Baltimore area.

Contact:	Scott V. Schneider
(301) 986-6220

www.SaulCenters.com

Saul Centers, Inc.

Condensed Consolidated Balance Sheets

($ in thousands)

	September 30,	December 31,
	2011	2010
	(Unaudited)
Assets
Real estate investments
Land	$323,298	$275,044
Buildings and equipment	1,077,186	870,143
Construction in progress	12,780	78,849

	1,413,264	1,224,036
Accumulated depreciation	(318,117)	(296,786)

	1,095,147	927,250
Cash and cash equivalents	11,447	12,968
Accounts receivable and accrued income, net	37,407	36,417
Deferred leasing costs, net	25,010	17,835
Prepaid expenses, net	5,843	3,024
Deferred debt costs, net	6,969	7,192
Other assets	14,702	9,202

Total assets	$1,196,525	$1,013,888

Liabilities
Mortgage notes payable	$826,018	$601,147
Construction loans payable	—	110,242
Revolving credit line payable	8,000	—
Dividends and distributions payable	13,162	12,415
Accounts payable, accrued expenses and other liabilities	25,101	23,544
Deferred income	32,300	26,727

Total liabilities	904,581	774,075

Stockholders’ equity
Preferred stock	179,328	179,328
Common stock	191	186
Additional paid-in capital	211,897	189,787
Accumulated deficit and other comprehensive loss	(144,146)	(129,345)

Total Saul Centers, Inc. stockholders’ equity	247,270	239,956
Noncontrolling interests	44,674	(143)

Total stockholders’ equity	291,944	239,813

Total liabilities and stockholders’ equity	$1,196,525	$1,013,888

Saul Centers, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Revenue
Base rent	$34,390	$31,243	$101,280	$94,713
Expense recoveries	6,994	6,938	21,211	22,583
Percentage rent	209	238	1,037	927
Other	1,285	1,132	3,862	5,028

Total revenue	42,878	39,551	127,390	123,251

Operating expenses
Property operating expenses	5,829	5,199	18,289	17,706
Provision for credit losses	595	345	1,628	699
Real estate taxes	4,743	4,367	13,881	13,498
Interest expense and amortization of deferred debt costs	11,250	8,781	32,714	26,259
Depreciation and amortization of deferred leasing costs	8,512	7,031	25,308	21,365
General and administrative	3,293	3,417	10,402	9,955

Total operating expenses	34,222	29,140	102,222	89,482

Operating income	8,656	10,411	25,168	33,769
Loss on early extinguishment of debt	—	—	—	(4,479)
Decrease in fair value of derivatives	(217)	—	(1,374)	—
Gain on casualty settlement	—	1,700	198	1,700
Acquisition related costs	(2,439)	(170)	(2,513)	(170)

Income from continuing operations	6,000	11,941	21,479	30,820
Discontinued operations:
Loss from operations of property sold	—	(29)	—	(96)
Gain on property sale	—	3,591	—	3,591

Net income	6,000	15,503	21,479	34,315
Income attributable to the noncontrolling interests	(496)	(2,672)	(2,268)	(5,258)

Net income attributable to Saul Centers, Inc.	5,504	12,831	19,211	29,057
Preferred dividends	(3,785)	(3,785)	(11,355)	(11,355)

Net income available to common stockholders	$1,719	$9,046	$7,856	$17,702

Per share net income available to common stockholders :
Diluted	$0.09	$0.49	$0.42	$0.97

Weighted average common stock :
Common stock	18,893	18,315	18,774	18,201
Effect of dilutive options	44	125	69	105

Diluted weighted average common stock	18,937	18,440	18,843	18,306

Saul Centers, Inc.

Supplemental Information

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Reconciliation of net income to FFO available to common shareholders: (1)
Net income	$6,000	$15,503	$21,479	$34,315
Less: Gain on property dispositions	—	(5,291)	(198)	(5,291)
Add: Real property depreciation and amortization	8,512	7,031	25,308	21,365
Add: Real property depreciation - discontinued operations	—	30	—	86

FFO	14,512	17,273	46,589	50,475
Less: Preferred dividends	(3,785)	(3,785)	(11,355)	(11,355)

FFO available to common shareholders	$10,727	$13,488	$35,234	$39,120

Weighted average shares :
Diluted weighted average common stock	18,937	18,440	18,843	18,306
Convertible limited partnership units	5,416	5,416	5,416	5,416

Diluted & converted weighted average shares	24,353	23,856	24,259	23,722

Per share amounts:
FFO available to common shareholders (diluted)	$0.44	$0.57	$1.45	$1.65

Reconciliation of net income to same property operating income:
Net income	$6,000	$15,503	$21,479	$34,315
Add: Interest expense and amortization of deferred debt costs	11,250	8,781	32,714	26,259
Add: Depreciation and amortization of deferred leasing costs	8,512	7,031	25,308	21,365
Add: Loss from operations of property sold	—	30	—	86
Add: Acquisition related costs	2,439	170	2,513	170
Add: General and administrative	3,293	3,417	10,402	9,955
Add: Loss on early extinguishment of debt	—	—	—	4,479
Add: Change in fair value of derivatives	217	—	1,374	—
Less: Gain on casualty settlement	—	(1,700)	(198)	(1,700)
Less: Gain on property sale	—	(3,591)	—	(3,591)
Less: Interest income	(18)	(22)	(65)	(22)

Property operating income	31,693	29,619	93,527	91,316
Less: Acquisitions & developments	(3,382)	(4)	(9,371)	(1,096)

Total same property operating income	$28,311	$29,615	$84,156	$90,220

Shopping centers	$22,540	$23,387	$67,017	$70,240
Mixed-Use properties	5,771	6,228	17,139	19,980

Total same property operating income	$28,311	$29,615	$84,156	$90,220

(1)	The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus real estate depreciation and amortization, and excluding extraordinary items and gains or losses from property dispositions. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company’s Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what we believe occurs with our assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.